Exhibit 23.5

LETTER OF CONSENT

We consent to incorporation by reference in the Registration Statements (File Nos. 333-68694, 333-32214, 333-47672, 333-44702, 333-39908, 333-85553, 333-104922, 333-104933 and 333-103679) on Form S-8, and the Registration Statements (File Nos. 333-85211, 333-50036, 333-104879 and 333-100308) on Form S-3 of Devon Energy Corporation of the reference to our reports for Devon Energy Corporation, which appears in the December 31, 2003 annual report on Form 10-K of Devon Energy Corporation.

GILBERT LAUSTSEN JUNG ASSOCIATES LTD.
/s/ Dana B. Laustsen
Dana B. Laustsen, P. Eng.
Executive Vice-President

Calgary, Alberta
March 4, 2004